Brian K. Polk
376 Patricia Blvd.
Timmins, Ontario, P4N 6Y6

November 10, 2005

New Inverness Explorations, Inc.
29 Otter Avenue, Box 634
Manitouwadge, Ontario
P0T 2C0

Dear Sirs:

This letter will constitute my permission for New Inverness Explorations Inc. to use, reference and file my geological report dated October 19, 2005 entitled "Summary Report, Clear Lake Property of New Inverness Explorations, Inc., Coleman Twonship, Ontario, Canada" for any purposes normal to the business of New Inverness Explorations, Inc. This shall include use of the report in conjunction with the filing of a registration statement on Form SB-2 with the United States Securities & Exchange Commission.

Yours truly,

/s/ Brian K. Polk

BRIAN K. POLK